Exhibit 99.1

               ITT Industries Reports Third Quarter EPS of $1.16;
                     $0.96 Before Benefit of Special Items

     * Revenues up 11 percent, up 5 percent excluding acquisitions and foreign exchange
     * Defense revenues up 16 percent; robust order activity keeps backlog over $3 billion
     * Water/Wastewater revenue up 20 percent, organic revenue up 10 percent
     * EC meets guidance, sees increased order activity in wireless handsets
     * Company raises full year cash, revenue guidance

    WHITE PLAINS, N.Y., Oct. 23 /PRNewswire-FirstCall/ -- ITT Industries, Inc. (NYSE: ITT) today announced third quarter 2003 net income of $109.2 million and diluted earnings per share of $1.16, which includes a net positive
$0.20 per share impact from special items; excluding the benefit of these special items, third quarter 2003 adjusted earnings were $90.8 million or $0.96 per share. These figures compare to third quarter 2002 EPS of $1.28, which included a net $0.34 positive impact from special items, and adjusted earnings of $88.6 million or $0.94 per share. The third quarter 2003 adjusted earnings reflects a $2.2 million or $0.02 per share increase over the comparable figure in the third quarter 2002.

    "Our performance in the third quarter was highlighted by strong organic revenue and cash growth," said Lou Giuliano, Chairman, President, and Chief Executive Officer of ITT Industries. "I think this is noteworthy given the challenges within our Electronic Components (EC) business. EC met our expectations in the quarter, and recent increases in order activity within the segment's mobile handset business and new product introductions give me confidence that EC will show improvement going forward."

    "Additionally, ITT Industries' Defense segment continues its growth trend, posting a 16 percent gain in revenues in the third quarter, with revenues up in nearly every area. The Fluid Technology business remains a steady growth platform, led by the Water/Wastewater businesses' 10 percent organic revenue growth, and the Motion & Flow Control businesses continue to perform well despite challenging end-market conditions."

    "Our stronger than expected cash flow during the quarter enables us to raise cash flow guidance for the full year," Giuliano said. "We reduced our debt during the quarter, giving us greater flexibility to invest in our businesses and pursue acquisitions where they can enhance our competitive position."

    Financial Highlights
     * Third quarter 2003 revenues rose 11 percent to $1.38 billion, due mainly to growth in Defense and Fluid Technology and the positive impact of foreign currency translation. Organic revenue growth (excluding foreign currency translation and acquisitions) was 5 percent for the corporation.
     * Third quarter 2003 EPS of $1.16 includes a net $0.20 positive impact from special items, including a $0.21 per share positive impact from two tax settlements and a gain on the sale of an investment, offsetting a $0.01 per share charge for restructuring actions.
     * Cash from operations significantly exceeded expectations, with the company's year-to-date 2003 cash from operations totaling $269 million, which includes the impact of a voluntary $200 million contribution to
       the U.S. salaried pension plan.   Year-to-date free cash flow --
       defined as cash from operations (prior to pension contribution) minus capital expenditures -- was $372 million.
     * The company reduced its debt by more than $230 million during the quarter.
     * Growth at Fluid Technology and Defense more than offset the anticipated decline at EC, resulting in a 1 percent improvement in operating income to $152.6 million in the quarter.
     * The company continues to see the benefit from improvements implemented through its Value-Based Six Sigma program, with a significant impact in increased sales and savings over the last two years.

    "Looking ahead, we are encouraged by improvements in Electronic Components, and continued growth in our other businesses," Giuliano said. "Based on our reported results so far this year, and given the positive impact of a number of special items realized during the year, we expect full-year GAAP EPS of $4.10-$4.16, and full-year adjusted EPS of $3.82-$3.88. Further, we are raising our full year cash targets by $50-60 million, and we expect full year revenues to increase 10-12 percent."

    Third Quarter Segment Highlights
    Fluid Technology
     * Third quarter 2003 FTC revenues rose 16 percent or $79.4 million to $564.1 million, driven by organic growth in water/wastewater, acquisitions and the positive impact of foreign currency translation. Operating income was up 15 percent or $9.4 million to $74.3 million, while operating margin declined 20 basis points, due to charges for restructuring.
     * The water/wastewater business continues its growth trend, with revenues up 20 percent and orders up 17 percent, following a strategy of taking products into new markets. Excluding acquisitions and currency translation, the revenue growth for water and wastewater was 10 percent for the quarter. The business secured three $1 million orders for wastewater pumps and services, two in China and one in France.
     * The segment's Sanitaire filtration division received $12 million in system and installation orders from the United Arab Emirates for desalinization plant projects during the quarter.
     * Improved orders for custom industrial pumps in the Middle East and Asia-Pacific contributed to a 10 percent increase in revenue in this business, more than offsetting continued softness in the chemical and pulp/paper markets.

    Defense Electronics & Services
     * Revenues for Defense Electronics & Services were $445.9 million in the third quarter, up 16 percent or $62.4 million over the third quarter 2002, on higher international sales of radars, services and secure communication systems. Operating income rose 19 percent or $7.6 million to $48.1 million, and operating margin increased 20 basis points.
     * The company's Systems and Advanced Engineering & Sciences units continue to gain new service contracts, contributing to an overall Defense backlog of $3.02 billion at the end of the third quarter.
     * The company's Advanced Engineering & Sciences division has won several multi-year contracts totaling more than $450 million to provide engineering and IT service support for a broad range of government agencies, including a contract to analyze ways to safeguard U.S. interests from chemical, biological and radiological weapons.
     * The company sees continued growth opportunities in its service businesses, in addition to defense spending. Contracts won during the third quarter include a $274 million initial 5-year contract to provide technical support for NASA's Deep Space Network program, with options for an additional 5 years worth up to $306 million, bringing the total potential value to $580 million over ten years.

    Motion & Flow Control
     * Third quarter MFC revenues increased 1 percent or $2.6 million to $223 million, due to the positive impact of foreign currency translation. Operating income declined $1 million to $28.7 million and operating margin declined 60 basis points, due primarily to charges related to restructuring.
     * ITT's automotive tubing business felt the effects of a slowdown in the North American auto build rate and platform losses during the quarter. This decline was partially offset by market share gains at the company's Motion Control business.
     * The company's marine businesses realized a 6 percent revenue increase in the quarter, with more than 30 percent of revenues coming from new products.

    Electronic Components
     * EC revenues declined 2 percent or $3.4 million in the quarter to
       $143.8 million, with growth in the transportation and consumer businesses, acquisitions and the positive impact of foreign currency translation more than offset by continued weakness in the telecommunications and commercial aerospace markets. Operating income fell $14.9 million to $1.5 million, with a corresponding decline in margin, attributable to unfavorable changes in product mix, ongoing price pressures and manufacturing transition costs.
     * EC's book-to-bill ratio strengthened to 1.02 in the third quarter, its highest level since the first quarter 2002.
     * The company's keypad and dome array businesses are gaining momentum securing orders for new products on wireless handset models produced by Motorola, Nokia, Siemens and a number of Chinese domestic producers.
     * New products developed during the year are now in the marketplace. A new universal contact has been designed into products at Motorola,
       Sagem, Alcatel and Volvo.   The company's photonic high-speed
       connector, originally designed for the communications market, is being adapted for defense applications, with orders from Boeing, Raytheon, Northrup and Harris.

    NOTE: ITT Industries believes that investors' understanding of the company's operating performance is enhanced by the use of certain non-GAAP financial measures, including adjusted GAAP net income and adjusted GAAP EPS, which Management considers useful in providing insight into operating performance, as it excludes the impact of special items that cannot be expected to recur on a quarterly basis. Management also believes that investors can better analyze the company's revenue growth by utilizing an organic revenue growth measure that excludes the effect of foreign exchange translation and the effect of recent acquisitions. In addition, Management considers the use of free cash flow to be an important indication of the company's ability to make acquisitions, fund pension obligations, buy back outstanding shares and service debt. Free cash flow, adjusted net income, adjusted EPS and organic revenue are not financial measures under GAAP, should not be considered as substitutes for cash from operating activities, EPS, net income or revenue as defined by GAAP, and may not be comparable to similarly
titled measures reported by other companies.    A reconciliation to the GAAP
equivalents of these non-GAAP measures is set forth in the attached unaudited financial information.

    About ITT Industries

    ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: electronic interconnects and switches; defense communication, opto-electronics, information technology and services; fluid and water management and other specialty products. Headquartered in White Plains, NY, the company generated $4.99 billion in 2002 sales.

    In addition to the New York Stock Exchange, ITT Industries stock is traded on the Midwest and Pacific exchanges.

    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended December 31, 2002, and other of its filings with the Securities and Exchange Commission.

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                   CONSOLIDATED CONDENSED INCOME STATEMENTS
                       (In millions, except per share)
                                 (Unaudited)

                                 Three Months Ended      Nine Months Ended
                                    September 30,           September 30,
                                  2003        2002        2003        2002

    Sales and revenues         $1,375.2    $1,235.1    $4,109.8    $3,741.0

    Costs of sales and revenues   903.7       798.8     2,699.7     2,435.4
    Selling, general and
     administrative expenses      195.9       170.6       594.8       523.1
    Research, development and
     engineering expenses         137.2       130.7       409.4       386.8
    Restructuring and other
     asset impairments              1.6        (1.7)       17.9        (1.7)
    Total costs and expenses    1,238.4     1,098.4     3,721.8     3,343.6

    Operating income              136.8       136.7       388.0       397.4
    Interest expense (income),
     net                           (5.3)        5.6       (14.6)       27.5
    Miscellaneous expense (income)  2.0        (0.9)        4.8        (3.9)
    Income from continuing
     operations before
     income taxes                 140.1       132.0       397.8       373.8
    Income tax expense             37.6        11.6       116.5        89.0
    Income from continuing
     operations                   102.5       120.4       281.3       284.8
    Discontinued operations,
     including tax income of
     $6.3 and $6.1 in each period,
     respectively                   6.7          --        14.5          --
    Net income                   $109.2      $120.4      $295.8      $284.8

    Earnings Per Share:
    Income from continuing
     operations:
      Basic                       $1.11       $1.31       $3.06       $3.14
      Diluted                     $1.09       $1.28       $2.99       $3.05
    Discontinued operations:
      Basic                       $0.07       $   -       $0.15       $   -
      Diluted                     $0.07       $   -       $0.15       $   -
    Net income:
      Basic                       $1.18       $1.31       $3.21       $3.14
      Diluted                     $1.16       $1.28       $3.14       $3.05

    Average Common Shares -
     Basic                         92.3        91.7        92.1        90.7
    Average Common Shares -
     Diluted                       94.3        94.2        94.0        93.4

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                                (In millions)

                                                   September 30,  December 31,
                                                        2003          2002
                                                     (Unaudited)

    Assets
    Current Assets:
     Cash and cash equivalents                         $312.3         $202.2
     Receivables, net                                 1,033.3          868.3
     Inventories, net                                   600.6          552.9
     Other current assets                                80.3           77.1
      Total current assets                            2,026.5        1,700.5

    Plant, property and equipment, net                  840.5          841.2
    Deferred income taxes                               470.4          546.3
    Goodwill, net                                     1,596.3        1,550.5
    Other intangible assets, net                         84.4           74.9
    Other assets                                        821.3          676.2
      Total assets                                   $5,839.4       $5,389.6

    Liabilities and Shareholders' Equity
    Current Liabilities:
     Accounts payable                                  $571.0         $484.0
     Accrued expenses                                   702.6          725.3
     Accrued taxes                                      294.6          221.3
     Notes payable and current maturities of
      long-term debt                                    272.2          299.6
      Total current liabilities                       1,840.4        1,730.2

    Pension and postretirement benefits               1,642.2        1,629.0
    Long-term debt                                      465.8          492.2
    Other liabilities                                   407.3          400.9
      Total liabilities                               4,355.7        4,252.3

    Shareholders' equity                              1,483.7        1,137.3
      Total liabilities and shareholders' equity     $5,839.4       $5,389.6

                    ITT INDUSTRIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In millions)
                                 (Unaudited)

                                                          Nine Months Ended
                                                             September 30,
                                                         2003          2002

    Operating Activities
    Net income                                         $295.8         $284.8
    Discontinued operations, net                        (14.5)            --
    Income from continuing operations                   281.3          284.8

    Adjustments to income from continuing operations:
     Depreciation and amortization                      138.7          125.3
     Restructuring and other asset impairments           17.9           (1.7)
    Payments for restructuring                          (14.9)         (25.6)
    Change in receivables                              (147.6)        (102.9)
    Change in inventories                               (14.6)          16.6
    Change in accounts payable and accrued expenses      26.6           49.1
    Change in accrued and deferred taxes                172.1           97.3
    Change in other current and non-current assets     (191.6)          (2.3)
    Change in other non-current liabilities              (7.0)         (13.2)
    Other, net                                            8.3            2.3
     Net Cash - operating activities                    269.2          429.7

    Investing Activities
    Additions to plant, property and equipment          (97.0)         (83.7)
    Acquisitions                                        (44.1)        (103.7)
    Proceeds from sale of assets and businesses           9.3            8.6
    Sale of investments                                  43.5             --
    Other, net                                            0.1           (1.7)
     Net Cash - investing activities                    (88.2)        (180.5)

    Financing Activities
    Short-term debt, net                                (12.0)        (223.0)
    Long-term debt repaid                               (40.3)          (2.8)
    Long-term debt issued                                 0.3            0.4
    Repurchase of common stock                          (32.2)         (29.2)
    Proceeds from issuance of common stock               27.9           88.4
    Dividends paid                                      (43.2)         (40.5)
    Other, net                                            0.2           (0.1)
     Net Cash - financing activities                    (99.3)        (206.8)

    Exchange Rate Effects on Cash and Cash Equivalents   12.3            3.3
    Net Cash - Discontinued Operations                   16.1           19.0

     Net change in cash and cash equivalents            110.1           64.7
    Cash and cash equivalents - beginning of year       202.2          121.3
    Cash and Cash Equivalents - End of Period          $312.3         $186.0

             ITT Industries Non-GAAP Press Release Reconciliation
                    Reported vs. Adjusted Net Income & EPS
                         Third Quarter of 2003 & 2002

                     ($ Millions, except EPS and shares)

                                                                     Change
           Q3 2003  Q3 2003  Q3 2003  Q3 2002  Q3 2002  Q3 2002  2003 vs. 2002
              As    Adjust-     As      As     Adjust-     As         As
           Reported  ments   Adjusted Reported  ments   Adjusted   Adjusted

    Segment
     Operating
     Income    152.6  1.6 #A   154.2   151.5    (1.7)#F   149.8

    Interest
     Income
     (Expense)   5.3 (10.2)#B   (4.9)   (5.6)     --       (5.6)
    Other
     Income
     (Expense)  (2.0)   --      (2.0)    0.9      --        0.9
    Corporate
     (Expense) (15.8)   --     (15.8)  (14.8)     --      (14.8)

    Income from
     Continuing
     Operations
     before Tax 140.1  (8.6)   131.5   132.0    (1.7)     130.3

    Income Tax
     Expense    (37.6)  2.6 #C (34.9)  (11.6)    0.5 #G   (11.1)
    Income Tax
     Settlements  0.0  (5.9)#D  (5.9)    0.0   (30.6)#H   (30.6)

    Total Tax
     Expense    (37.6) (3.2)   (40.8)  (11.6)  (30.1)     (41.7)

    Income from
     Continuing
     Operations 102.5 (11.8)    90.8   120.4   (31.8)      88.6

    Income from
     Discontinued
     Operations   6.7  (6.7)#E   0.0     0.0     0.0        0.0

    Net Income  109.2 (18.5)    90.8   120.4   (31.8)      88.6        2.2

                 1.16 (0.20)    0.96    1.28   (0.34)      0.94      $0.02

    #A - Remove Restructuring Expense of $1.6M
    #B - Remove Interest Income - Sale of Investment & Tax Settlement ($10.2M) #C - Tax Effect of Adjustments #A & #B $2.6M
    #D - Remove Income from Tax Settlement ($5.9M)
    #E - Remove Income Primarily from Tax Settlement ($6.7M)
    #F - Remove Income from Reversal of Restructuring Charges ($1.7M)
    #G - Tax Effect of Adjustment #F $.5M
    #H - Remove Income from Tax Settlement ($30.6M)

             ITT Industries Non-GAAP Press Release Reconciliation
                     Reported vs. Organic Revenue Growth
                         Third Quarter of 2003 & 2002

                                 ($ Millions)

                                                (As Reported - GAAP)

                                         Sales &   Sales &               %
                                         Revenues  Revenues  Change   Change
                                            Q3       Q3     2003 vs.  2003 vs.
                                           2003     2002      2002     2002

    ITT Industries - Consolidated         1,375.2  1,235.1   140.1      11%

    Fluid Technology                        564.1    484.7    79.4      16%

    Water / Waste Water                     362.8    301.6    61.2      20%

                                        As Adjusted - Organic)

                          Acquisition   FX      Adj.           Change % Change
                  Sales &   Contri-   Contri-  Sales   Sales &   Adj.     Adj.
                 Revenues   bution    bution     &    Revenues    03       03
                    Q3        Q3        Q3      Q3       Q3       vs.      vs.
                   2003      2003      2003    2003     2002      02       02

    ITT
     Industries -
     Consolidated  1,375.2  (31.8)   (43.8)   1,299.6  1,235.1   64.5     5%

    Fluid
     Technology     564.1   (21.8)   (24.9)     517.4    484.7   32.7     7%

    Water /
     Waste
     Water          362.8    (9.3)   (23.1)     330.4    301.6   28.8    10%

               ITT Industries Non-GAAP Press Release Reconciliation
                Cash From Operating Activities vs. Free Cash Flow
                            Third Quarter 2003 & 2002

                                   ($ Millions)

                                                      9M 03             9M 02

    Income from Continuing Ops                        281.3             284.8

    Depreciation                                      123.6             113.2

    Amortization                                       15.1              12.1

    Working Capital                                   (91.3)            (35.6)

    Pension Pre-funding                              (200.0)              0.0

    Other                                             140.5              55.2

    Cash from Operations                              269.2             429.7

    Capital Expenditures                              (97.0)            (83.7)

    Pension Pre-funding                               200.0               0.0

    Free Cash Flow                                    372.2             346.0

          ITT Industries Non-GAAP Press Release Slide Reconciliation
                        2003 Reported vs. Adjusted EPS

                                                Q4 Range      Full Year Range
                        Q1     Q2     Q3      Q4       Q4       FY       FY
                       2003   2003   2003    2003     2003     2003     2003
                      Actual Actual Actual Forecast Forecast Forecast Forecast

    Diluted Earnings
     Per Share - GAAP  $0.92  $1.06  $1.16  $0.96    $1.02    $4.10    $4.16

    Other Adjustments* (0.17) (0.08) (0.21)    --       --    (0.46)   (0.46)

    Restructuring       0.08   0.04   0.01   0.05     0.05     0.18     0.18

    Adjusted Earnings
     Per Share -
     NON-GAAP         $0.83   $1.02  $0.96  $1.01     $1.07    $3.82    $3.88

     * Please refer to Reported vs. Adjusted Net Income & EPS Reconciliation for details on Other Adjustments